                                                                    Exhibit 99.1

[Condev Letterhead]

                                                               December 23, 1999


Condev Land Fund III, Ltd.
Final Report to Limited Partners

     As reported in the October 22, 1999 Third Quarter report, the last property owned by this Partnership was sold on October 7, 1999. At that time, a check was sent to you or your custodian representing your pro rata share of the net proceeds realized from the sale plus the remaining cash in the Partnership, after deducting the estimated amount necessary for accounting, legal and administrative costs to wind up the affairs of the Partnership.

     The final accounting has been completed and the 1999 Schedule K-1 is enclosed for you use in planning your 1999 taxes. If your investment is held by a custodian, this form is for information purposes only. This is the last communication you will be receiving with respect to this Partnership.

     While we are pleased to wind up the affairs of this Partnership, we regret that the Partnership was unable to reach its original return objectives. We are grateful to each of you for your patience and understanding.

     We wish you a joyous and peaceful holiday season.

     Please feel free to contact our Investor Relations office if you have any questions or would like additional information concerning your investment.


Sincerely yours,

CONDEV ASSOCIATES